                                                                   EXHIBIT 10(6)

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is executed this 25 day of April , 1996 and dated as of and effective as of the 15th day of April, 1996, by and between Western Surety Company (the "Company"), a South Dakota Corporation, and Stephen T. Pate (the "Employee").

                                    RECITALS

         1.       Employment.

                  (a) For the term indicated in Section 2 hereof, the Company engages and employs Employee, and Employee accepts such employment and agrees to act as an employee of the Company, all in accordance with the terms provided herein.

                  (b) The Employee is hereby employed as President and Chief Operating Officer, and he agrees to perform such duties as are commensurate with such office, subject to the direction, approval and control of the Chief Executive Officer of the Company and its Board of Directors. The Company agrees that, so long as the Employee is employed under this Agreement, all voting rights held, directly or indirectly, by them, their nominees or assignees, shall all be voted in favor of the Employee to be nominated to the Board of any subsidiaries of the Company, and to be elected to such Boards at each meeting of their respective stockholders at which the class of Directors to which the Employee is assigned is to be elected.

                  (c) The Employee agrees that during the term hereof he shall serve the Company diligently and faithfully and will devote all of his work time, skill, effort and energy to the conduct of the business of the Company.

         2.       Term of Employment.

                  (a) The term of the Employee's employment hereunder shall commence April 15, 1996 and continue until April 14, 1998 (the "Term"), unless sooner terminated as provided below. Upon the expiration of the original Term, Employee's employment by the Company shall thereafter continue from month to month on the same terms and conditions, with either party then having the right to terminate said employment upon thirty (30) days prior written notice to the other.

                  (b) This Agreement shall be terminated upon the occurrence of any of the following:

                           (i) the mutual agreement of the Company and the Employee;

                           (ii)     the death of Employee;

                           (iii) if Employee shall be unable to perform his duties hereunder by reason of illness or incapacity for any consecutive two (2) month period or for three (3) months in the aggregate during any twelve (12) month period, upon written notice from the Company;

                           (iv) for good and sufficient cause, upon written notice from the Company; or

                           (v) a determination by the Board of Directors of the Company that the termination of this Agreement is necessary by reason of a determination of the Director of Insurance of the State of South Dakota (or by any other insurance department having jurisdiction over the Company or any subsidiary or affiliate) that the Employee must be removed or disqualified from acting as an officer or director of the Company.

                  (c) This Agreement may also be terminated at any time by the Company, without good and sufficient cause, in which case the Company shall pay the Employee, within thirty (30) days of said termination, one lump sum payment representing the discounted present value (using a eight percent (8%) interest rate) of the balance of the salary that the Company would have paid Employee during the Term of this Agreement, if Employee's employment had not been so terminated.

         3.       Compensation.

                  (a) The Company shall pay Employee a base salary at the annual rate of $262,500.00 for the first 12-months hereunder, payable according to the Company's regular payroll policy. The base salary paid hereunder shall be reviewed by the Company after the first 12-months hereunder (however in no event shall base salary be decreased as a result of such review).

                  (b) The compensation payable hereunder shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

                  (c) In addition to the base salary hereunder, the Company shall determine and pay to Employee a discretionary performance bonus after each full calendar year during the Term of this Agreement, such bonus to be in the amount not less than $0 and not more than $50,000.00.

         4. Expenses. The Company will reimburse Employee in accordance with the Company's standard policy guidelines for the reasonable and necessary expenses incurred by Employee in the normal course of the Company's business.

         5. Benefits. During the term of this Agreement, Employee shall be entitled to participate in all customary employee benefit programs, including health insurance programs, the 401(k) retirement program and health club membership, which are established for the Company's employees similarly situated to Employee, all to the extent he satisfies the eligibility requirements thereof. Employee shall also be entitled to paid annual vacation time of up to four weeks in accordance with the Company's standard policy guidelines as to prior notice and approval thereof. In addition, the Company shall reimburse the Employee for the initiation fees, regular monthly assessments, special assessments and other charges incurred by Employee to join and maintain a membership at the Minnehaha Country Club during the Term of this Agreement.

         6. Non-Competition. The Company has, since 1900, developed a unique and successful approach to the miscellaneous bond business. The miscellaneous bond business is a unique and highly specialized segment of the American property and casualty insurance industry. The Company actively markets its products in all 50 states of the United States of America and in the District of Columbia. The Company's products are marketed to and through the independent insurance agency network and the continued goodwill of agents is essential to the Company. In the course of the Employee's employment, Employee will acquire confidential information in both written and non-written form of a special and unique nature and value relating to the Company's business and such information shall be considered by the parties to be trade secrets owned by the Company. This information shall include, but is not limited to, the names and addresses of customers (agents) and potential customers, records concerning customer contacts and customer purchases, the identity of customers' key employees, information concerning Company systems, policies, methods of operations, procedures, manuals, pricing and all other non-public information acquired by the Employee as a result of or during the course of employment. Due to the unique nature of its forms, procedures and sales techniques and the training it provides to its employees, the Company is susceptible to significant and material injury from former employees utilizing their Company training and knowledge to the Company's competitive disadvantage. Therefore, the Employee hereby agrees that upon the termination of this Agreement, for any reason, the Employee shall:


                  (a) Return to the Company any equipment, records, lists or other business related materials (including originals and all copies) acquired by the Employee in the course of employment with the Company; and

                  (b) Not at any time or in any manner, either directly or indirectly, divulge or disclose the Company's trade secrets to any other person or entity; and

                  (c) For two (2) years thereafter refrain from (i) hiring any person who was an employee of the Company at any time during the term of this Agreement, and (ii) calling upon or otherwise contacting any of the top 200 customers (agents) of the Company for the previous calendar year, for the purpose of soliciting small, miscellaneous fidelity and surety bonds, which is the Company's main business.

                  Employee's obligations under this paragraph 6 shall survive the termination of this Agreement and his employment by the Company and shall terminate with regard to any confidential information only when it ceases to be confidential information.

         7. Remedies. Both parties recognize that the services to be rendered by Employee are unique in character and that a breach by Employee of the terms and conditions of this Agreement would irreparably harm the Company. Accordingly, in the event of any such breach, in addition to all other remedies available to it in law, the Company shall be entitled to have an injunction issued by any court of competent jurisdiction enjoining and restraining Employee and each and every party concerned therewith from doing any act in violation of any provisions of this Agreement. For purposes of this paragraph and paragraph 6 hereof, the term "Company" shall include the Company, its subsidiaries and other affiliates and their respective successors and assigns. The term "affiliate" as used herein includes any entity controlling, controlled by or under common control with the Company.

         8.       Miscellaneous.

                  (a) The parties hereto agree that the time period, the geographical area and the scope of the restrictions contained in paragraph 6 hereof are divisible and severable; and further, in the event any of said provisions are held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall have no effect on the validity or enforceability of any other provision hereof and such provisions as are held invalid or unenforceable shall be deemed modified to the extent necessary to make them valid and enforceable.

                  (b) In any court proceeding brought to enforce this Agreement, the prevailing party shall be awarded his or its reasonable attorneys' fees and the other expenses of such proceeding.

                  (c) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

                  (d) The provisions and terms of this Agreement shall be governed and construed according to the laws of the State of South Dakota without regard to its choice of law provisions. The parties hereto agree that the state circuit court situated in Minnehaha County, South Dakota shall be the exclusive jurisdiction of any disputes relating to this Agreement and that said court shall have personal jurisdiction over the parties. By initialling this paragraph, Employee consents to the personal jurisdiction of said court. STP (initial)

                  (e) Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or forty-eight (48) hours after deposit in the U.S. mail, postage prepaid, certified or registered mail, and sent to the following addresses:

                  If to Employee:         Stephen T. Pate
                                          4804 Caraway Circle
                                          Sioux Falls, So. Dakota 57106

                  If to Company:          Western Surety Company
                                          101 South Phillps Avenue
                                          Sioux Falls, South Dakota 57102

                                          Attention: Dan Kirby

                  With a copy to:         Rosenberg & Liebentritt, P.C.
                                          Two North Riverside Plaza
                                          Suite 1600
                                          Chicago, Illinois 60606

                                          Attention: Kelly L. Stonebraker

                  (f) The obligations of the Company under this Agreement may be assigned by the Company to any affiliate of or successor in interest to the Company. This Agreement shall not be assignable by Employee. Subject to the foregoing, this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective heirs, personal representative, successors and assigns.

                  (g) This Agreement supersedes the Employment Agreement by and between the Company and the Employee which was effective as of October 24, 1994, and such prior Employment Agreement is hereby terminated effective as of April 15, 1996.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      COMPANY:

                                      WESTERN SURETY COMPANY



                                      By:      / s / Joe P. Kirby
                                           -------------------------------------
                                      Title:   CEO
                                           -------------------------------------


                                      EMPLOYEE:


                                      / s / Stephen T. Pate
                                      ------------------------------------------
                                      STEPHEN T. PATE

                                     JOINDER


         Surewest Financial Corp. ("Surewest") hereby executes this Joinder to that certain Employment Agreement dated as of April 15, 1996 by and between Western Surety Company and Stephen T. Pate ("Employee") in order to agree to and be bound by the following provisions:

              BOARD OF DIRECTORS. SUREWEST COVENANTS AND AGREES THAT, SO LONG AS THE EMPLOYEE IS EMPLOYED UNDER SAID EMPLOYMENT AGREEMENT, ALL VOTING RIGHTS HELD, DIRECTLY OR INDIRECTLY, BY SUREWEST, OR ITS NOMINEES, SHALL BE VOTED IN FAVOR OF THE EMPLOYEE TO BE NOMINATED TO THE BOARD OF DIRECTORS OF WESTERN SURETY COMPANY (AND ALL OF ITS SUBSIDIARIES), AND TO BE ELECTED TO SUCH BOARDS AT EACH MEETING OF THEIR RESPECTIVE STOCKHOLDERS AT WHICH THE CLASS OF DIRECTORS TO WHICH THE EMPLOYEE IS ASSIGNED IS TO BE ELECTED.

         IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the day and year below.

                                       SUREWEST FINANCIAL CORP.


                                       By:       / s / Joe P. Kirby
                                           -------------------------------------
                                       Title:    CEO

                                       Dated:  April 25, 1996



                                       / s / Stephen T. Pate
                                       -----------------------------------------
                                       STEPHEN T. PATE







                                        1